Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ONESTREAM, INC.

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ARTICLE I

The name of the corporation is “OneStream, Inc.” (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as amended from time to time, the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 100, all of which shall be common stock, and the par value of each such share shall be $0.001.

ARTICLE V

The duration of the Corporation shall be perpetual.

ARTICLE VI

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)	The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board of Directors”).

(2)	The Board of Directors shall have concurrent power with the stockholders of the Corporation to make, alter, amend, change, add to or repeal the bylaws of the Corporation (the “Bylaws”).

(3)

The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

(4)

No director or Officer (as defined below) shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability (i) for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in the case of a director, pursuant to Section 174 of the DGCL; (iv) for any transaction from which the director or Officer derived an improper personal benefit; or (v) in the case of an Officer, in any action by or in the right of the Corporation. Any amendment, repeal or elimination of this clause (4) of Article VI shall not adversely affect any right or protection of a director or Officer existing at the time of such amendment, repeal or elimination with respect to acts or omissions occurring prior to such amendment, repeal or elimination. All references in this clause (4) of Article VI to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.

(5)

To the fullest extent permitted by the DGCL, the Corporation shall indemnify and hold harmless each director, officer, employee, representative or agent of the Corporation (individually, a “Covered Person” and, collectively, the “Covered Persons”) from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a Covered Person or which relates to or arises out of the Corporation or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this clause (5) with respect to any Claim initiated by such Covered Person unless such Claim (i) was brought to enforce such Covered Person’s rights to indemnification or advancement hereunder or (ii) was authorized or consented to by the Board of Directors. Expenses incurred in defending any Claim shall be paid by the Corporation in accordance with the Bylaws.

(6)

In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and the Bylaws; provided, however, that no Bylaws hereafter adopted, amended or repealed by the stockholders shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been so adopted, amended or repealed.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books and records of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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